Exhibit 3.50

CERTIFICATE OF FORMATION

OF

CIFC TACTICAL INCOME FUND GP LLC

This Certificate of Formation of CIFC Tactical Income Fund GP LLC, dated as of October 25, 2013, is being duly executed and filed by the undersigned as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq.).

FIRST.  The name of the limited liability company formed hereby is CIFC Tactical Income Fund GP LLC (the “Company”).

SECOND.  The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD.  The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Robert Milton
Name:	Robert C. Milton III
Title:	Authorized Person